COVINGTON & BURLILNG
                         1201 PENNSYLVANIA AVENUE, N.W.
                                 P.O. BOX 7566
                          WASHINGTON, D.C. 20044-7566
                                 (202) 662-6000
                                     _____

                             TELEFAX (202) 662-6291
                           TELEX: 89-593 (COVLING WSH)
                                 CABLE: COVLING
                                      _____

                           WRITER'S DIRECT DIAL NUMBER


                                        December 17, 1996


Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004

Gentlemen:

         This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed today by Unigene Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration for resale of up to 6,773,609 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Of the 6,773,609 shares of Common Stock offered by the Registration Statement, (i) 4,515,739 shares (the "Unit Shares") were issued by the Company in connection with a private placement (the "Private Placement") of 4,515,739 detachable units (the "Units"), each Unit consisting of (a) one share of Common Stock, (b) one quarter of a Class C warrant, each whole Class C warrant exercisable immediately to purchase one share of Common Stock and (c) one quarter of a Class D warrant (together with the Class C warrants, the "Warrants"), each whole Class D warrant exercisable immediately to purchase one share of Common Stock, and (ii) 2,257,870 shares (the "Warrant Shares") are issuable by the Company upon exercise of the Warrants.

         For purpose of this opinion, we have examined the Registration Statement and the exhibits thereto, copies of the Subscription Agreements entered into by the Company and each of the purchasers of Units in the Private Placement (the "Purchasers"), the Placement Agency Agreement, dated as of October 11, 1996, between the Company and BT Securities Corporation ("BT"), the Warrant Agreement, dated as of October 11, 1996, among the Company, the Purchasers and BT, and the Warrants. We also have examined and relied upon a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and copies of the Company's By-Laws and certain resolutions adopted by the Board of Directors of the Company, certified by the Corporate Secretary of the Company. We further have examined such other documents and made such other investigations as we have deemed necesary to form a basis for the opinion hereinafter expressed.

         In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

Unigene Laboratories, Inc.
December 17, 1996
Page 2


         Based on the foregoing, we are of the opinion that: (i) the Unit Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized for issuance upon exercise of the Warrants, and, if and when issued and delivered by the Company in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the heading "Legal Matters."

                                        Very truly yours,

                                        /s/Covington & Burling
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                                           Covington & Burling